Exhibit 10.10

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

CHIQUITA BRANDS INTERNATIONAL, INC.

STOCK AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AND AGREEMENT

Congratulations! You have been awarded a restricted stock award under the Chiquita Stock and Incentive Plan (the “Plan”).

GRANT: Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company’s Common Stock (“Shares”), subject to the forfeiture provisions and other terms of this Agreement. The Shares will be issued at no cost to you on the date[s] set forth below, provided that you have a vested right to such Shares as described below. Please read this Agreement carefully and return an executed copy as requested below. Unless otherwise defined in this Agreement, capitalized terms have the meanings specified in the Plan.

Grantee:	No. of Shares:	Grant Date:	Vesting Date[s]:

VESTING AND DELIVERY OF SHARES: [All of the Shares will vest on [date]] or [The Shares will vest between the Grant Date and [last vesting date] with [% or number of shares] vesting on [dates]] or, if earlier, upon a Separation of Service as described in Section 5.02 of the Plan within one year after a Change in Control of the Company (the “Vesting Date”); subject, however, to the forfeiture provisions set forth below. If you Separate from Service because of your death, Disability or Retirement, all the Shares subject to this award will vest on the date of your Separation from Service. On [the][each] Designated Payment Date or as soon as reasonably practicable thereafter, the Company will deliver to you a certificate representing the Shares which vested on such date, unless you are a key employee and the Plan requires that issuance of the Shares be postponed until the Specified Employee Delayed Payment Date, in which case Shares will be delivered on that date or as soon as administratively practicable thereafter. A “Separation from Service” generally means your termination of employment with the Company and all of its Subsidiaries. [The] [A] “Designated Payment Date” is generally defined in the Plan as [the][each] Vesting Date or, if earlier, the date you Separate from Service because of your death or Disability, and in the case of Shares that vest on account of your Separation from Service because of your Retirement, it is the first payroll date following your Separation from Service (or promptly thereafter). The “Specified Employee Delayed Payment Date” is generally defined in the Plan as the date that is six (6) months and one (1) day following the date of your Separation from Service (or, if earlier, the date of your death).

NO RIGHTS AS SHAREHOLDER PRIOR TO VESTING: Prior to the date Shares are issued to you, you will have no rights as a shareholder of the Company with respect to the Shares subject to this award.

FORFEITURE OF SHARES: In the event you Separate from Service for any reason (other than as a result of your death, Disability, Retirement or a Separation of Service as described in Section 5.02 of the Plan within one year after a Change in Control of the Company) prior to [the] [any] Vesting Date, then all unvested Shares subject to this award will be forfeited as of the date of your Separation from Service and any rights with respect to such forfeited Shares will immediately cease.

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION: In consideration of your receipt of this award, you agree as follows:

(a) During your employment with the Company or by any of its Subsidiaries, and after the termination of your employment for any reason, voluntary or involuntary, you will hold in a fiduciary capacity for the sole benefit of the Company all information, knowledge or data relating to the Company or any of its Subsidiaries and their respective businesses and investments, including investments in joint ventures, which information, knowledge or data the Company or any of its Subsidiaries consider to be proprietary, confidential, or not public knowledge (including but not limited to trade secrets) that you obtain or have previously obtained during your employment by the Company or any of its Subsidiaries (“Proprietary, Confidential or Non-Public Information”). During your employment with the Company or by any of its Subsidiaries, and after the termination of your employment for any reason, voluntary or involuntary, you will not directly or indirectly use, communicate, divulge or disseminate any Proprietary, Confidential or Non-Public Information for any purpose not authorized by the Company or any of its Subsidiaries, or for any purpose not related to the performance of your work for the Company or any of its Subsidiaries. At any time requested by the Company or any of its Subsidiaries, and in any event immediately upon the termination of your employment for any reason, voluntary or involuntary, you shall return all copies of all documents, materials or information in any form, written or electronic or otherwise, that constitute, contain, refer or relate to any Proprietary, Confidential or Non-Public Information.

(b) During your employment with the Company or any of its Subsidiaries and for a period of two years after the termination of your employment with the Company or any of its Subsidiaries for any reason, voluntary or involuntary, you will not, without the written consent of the Company, directly or indirectly, engage in, invest in or participate in any business or activity conducted by any company listed or described in Exhibit A, attached hereto (the “Competing Business”), whether as an employee, officer, director, partner, joint venturer, consultant, independent contractor, agent, representative, shareholder (other than as a holder of less than five percent (5%) of any class of publicly traded securities of any such Competing Business) or in any other capacity.

(c) During your employment with the Company or any of its Subsidiaries and for a period of one year after the termination of your employment with the Company or any of its Subsidiaries for any reason, voluntary or involuntary, you will not, without the written consent of the Company, directly or indirectly, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce (i) any customer, supplier, distributor or other person or entity that has a business relationship, contractual or otherwise, with the Company or any of its Subsidiaries (or any of their respective joint ventures) to direct or transfer away from the Company or any of its Subsidiaries (or such joint ventures) or eliminate, interfere with, disrupt, reduce or modify to the detriment of the Company or any of its Subsidiaries (or such joint ventures) any business, patronage or source of supply, or (ii) any person to leave the employment of the Company or any of its Subsidiaries (or any such joint ventures) (other than persons employed in a clerical, non-professional or non-managerial position).

(d) You understand and agree that the restrictions set forth above, including, without limitation, the duration and scope of such restrictions, are reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries. You further agree that the Company will be entitled to seek and obtain injunctive relief against you in the event of any actual or threatened breach of such restrictions, and you hereby consent to the exercise of personal jurisdiction and venue in a federal or state court of competent jurisdiction located in Hamilton County, Ohio, and you agree not to initiate any legal action relating to the subject matter hereof in any other forum. You understand and agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that State. If any provision of this Agreement is determined to be unenforceable or unreasonable by any Court, then such provision will be modified or omitted only to the extent necessary to make such provision and the remaining provisions of this Agreement enforceable.

TAXES: You must pay all applicable U.S. federal, state, local and foreign taxes resulting from the grant of this award and the issuance of the Shares. The Company has the right to withhold, and the Company will withhold at your request, all applicable taxes due by reducing the number of Shares otherwise deliverable under this award or withholding from future earnings (including salary, bonus or any other payments.) In advance of [the][each] date on which the Shares become issuable, you may elect to pay the withholding amounts due by delivering to the Company a number of the Shares that you own that have a fair market value on that date equal to the amount of the payroll withholding taxes due.

CONDITIONS: This award is intended to comply with Section 409A of the Internal Revenue Code. It is to be governed by and subject to the terms and conditions of the Plan, as amended from time to time, which contains important provisions of this award and forms a part of this Agreement. A copy of the Plan is being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws and foreign laws.

AGREEMENT: To acknowledge your agreement to the terms and conditions of this award, please sign and return one copy of this Agreement to the Law Department, Attention: Terri Suter.

CHIQUITA BRANDS INTERNATIONAL, INC.	Complete Grantee Information below:

Kevin R. Holland, Senior Vice President and Chief People Officer	Home Address (including country)

By:

Date Agreed To:
U.S. Social Security Number (if applicable)

EXHIBIT A

The Competing Businesses consist of:

(A) the following companies and their subsidiaries and affiliates, as well as any company which acquires all or substantially all of the banana, fresh fruit, or fresh cut business, as the case may be, of any of the following companies:

[*]

(B) any company that was, at the time of your termination of employment with the Company or any of its Subsidiaries, in direct competition with the Company or any of its Subsidiaries or their respective joint ventures in the fresh cut business in the United States, the produce business in the Far East, or the processed fruit ingredients business in the United States or Europe, provided that you were employed in or provided substantial services to such fresh cut, Far East or processed fruit ingredient business conducted by the Company or any of its Subsidiaries or such joint ventures within two years prior to the date of your termination of employment.